Exhibit 10.2

RETENTION AGREEMENT

This Agreement is made as of the 5th day of August, 2005 by and between CVS Corporation, a Delaware corporation (the “Company”) and Thomas Ryan (the “Executive”).

WHEREAS, Executive is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company; and

WHEREAS, the Company believes it is in the best interests of its shareholders that the Executive remain as Chairman, President and Chief Executive Officer and, therefore, wishes to enter into this Agreement in order to provide a meaningful incentive to the Executive to remain with the Company;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.01 (a) The provision of Section 1.01 of the CVS Corporation Supplemental Retirement Plan I for Select Senior Management (“SERP”) that limits the number of Years of Service of a Member to be taken into account in determining a Member’s Annual Benefits under the SERP to no more than thirty (30) shall not apply to Executive;

(b) Upon his termination of employment with the Company, Executive will be provided for a period of five (5) years (i) the services of an assistant and office space for Executive and such assistant which is appropriate in light of Executive’s prior position with the Company, at a cost reasonably determined by the Company and paid by the Company and (ii) the services of a financial planning advisor consistent with such services provided to the Executive at the time of such termination; and

(c) The provisions of Section 1.01(a) and (b) shall not apply if the Executive’s employment with the Company is terminated prior to the earlier of (i) a Change in Control (as defined in the Employment Agreement) or (ii) January 1, 2010 for reasons other than by reason of Termination Without Cause or a Constructive Termination Without Cause (both as defined in the Employment Agreement) or Executive’s disability (as defined in the Company’s long-term disability plan), except that in each case if such termination is by reason of Executive’s death Section 1.01(a) shall continue to apply.

1.02 The existing employment agreement between the Company and the Executive dated as of December 4, 1996, and as amended since that date (the “Employment Agreement”) is hereby amended as follows:

(a) Section 2(b) is amended by changing “Executive’s 60th birthday” to “January 1, 2010”.

(b) The amendment dated as of January 1, 1999 to the Employment Agreement shall no longer have any force or effect and Section 3 of the Employment Agreement is amended to read as follows:

3. Position, Duties and Responsibilities.

(a) Generally. Executive shall serve as Chairman, President and Chief Executive Officer of the Company, as a member of the Board of Directors of the Company, and as President and Chief Executive Officer of CVS Pharmacy, Inc. For so long as he is serving on the Board of Directors of the Company (the “Board”), Executive agrees to serve as a member of any committee of the Board if the Board shall elect Executive to such positions. In any and all such capacities, Executive shall report only to the Board. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Chairman, President and Chief Executive Officer of corporations of similar size and businesses as the Company, and as are customary for the President and Chief Executive Officer of corporations of similar size and businesses as CVS Pharmacy, Inc., as they each may exist from time to time and as are consistent with such positions and status. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the positions of Chairman, President and Chief Executive Officer and for the businesses of the Company and to the positions of President and Chief Executive Officer of CVS Pharmacy, Inc. and for the businesses of CVS Pharmacy, Inc.

(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from (i) service on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

(c) Place of Employment. Executive’s principal place of employment shall be the corporate offices of the Company.

(d) Rank of Executive Within Company. As Chairman, President and Chief Executive Officer of CVS Corporation, Executive shall be the highest-ranking executive of CVS Corporation; and as President and Chief Executive Officer of CVS Pharmacy, Inc., Executive shall be the highest ranking executive of CVS Pharmacy, Inc.

(c) Section 4 is amended by changing “Compensation Committee” to “Management Planning and Development Committee”.

(d) Section 8(b) is amended by deleting “65% of Base Salary paid to him during such year prior to the Commencement Date” and inserting in its place “the most recently established target annual incentive bonus amount”.

(e) Section 10(a)(ii) is amended to read as follows:

“pro rata annual incentive award for the year in which Executive’s death occurs based on the most recently established target annual incentive bonus amount for Executive”.

(f) Section 10(c)(iii) and 10(e)(iii) are amended to read as follows:

“pro rata annual incentive award for the year in which Executive’s termination occurs based on the most recently established target annual incentive bonus amount for Executive”.

(g) Section 10(c)(iv) is amended to read as follows:

“an amount equal to the most recently established target annual incentive bonus amount for Executive multiplied by three, payable in equal monthly payments over the Severance Period.”

(h) Section 10(e)(iv) is amended to read as follows:

“an amount equal to three times the higher of (A) the most recently established target annual incentive bonus amount for Executive or (B) the average cash bonus payable to Executive for the three years preceding the Change in Control, payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive’s termination of employment.”

(i) The definition of “Approved Early Retirement” in Section 10(f) is amended by changing the words “attaining age 60” to “January 1, 2010”.

(j) Section 10(f) is amended by changing the definition of “Normal Retirement” to read as follows:

“Normal Retirement” shall mean the Executive’s voluntary termination of employment with the Company at or after January 1, 2010.

(k) The first three sentences of 12(a) are amended to read as follows:

During the Restriction Period (as defined in Section 12(b) below), Executive shall not directly or indirectly, engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity for a Competitor of CVS, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. For purposes of this Agreement, the term “Competitor” shall mean any corporation or other entity (and its parents, subsidiaries, and affiliates) engaged in the operation of a retail business which includes or has imminent plans to include a pharmacy (i.e., the sale of prescription drugs) as an offering or component of its business, including, without limitation, chain drug store companies, mass merchants and food/drug combinations, and/or engaged in the operation of a business which includes or has imminent plans to include a mail order prescription and/or pharmacy benefits management as an offering or component of its business.

(l) Section 12(b) is amended by adding the word “or” at the end of subsection (b)(vi) and by adding a new subsection (b)(vii) to read as follows:

(vii) notwithstanding Section 12(b)(i) – (vi), above, in the case of a termination of employment on or after December 31, 2009 for any reason other than death or disability, the date that is ten (10) years after such date of termination of employment.

(m) Paragraph (B) of the definition of “Constructive Termination Without Cause” in Section 10(c) is amended by changing “Vice Chairman and Chief Operating” to “Chairman, President and Chief Executive”.

(n) Section 13 is amended by changing, “18 months following the termination of the Executive’s employment” to “at the end of the Restriction Period (as defined in Section 12(b))”.

(o) In all other respects, the Employment Agreement shall remain in full force and effect according to its existing terms.

1.03 In the event the Executive does not comply with the provisions of Section 12 of the Employment Agreement during the period described in Section 12(b)(vii) of the Employment Agreement, Executive agrees that:

(a) Executive’s benefit under the SERP shall be calculated without regard to Section 1.01(a) of this Agreement;

(b) if Executive has commenced to receive his SERP benefits in installments then subsequent installments shall be reduced, including to zero, until such time as the amount of the reduction equals the aggregate amount by which the previously received installments exceeded the amount of such installments that would have been paid if such installments had been calculated without regard to Section 1.01;

(c) the Company shall have no further obligation under Sections 1.01(b) hereof; and

(d) the Company shall be entitled to injunctive relief from a court of competent jurisdiction, without providing a bond, to prevent Executive from breaching or threatening to breach his obligations under Section 12(a) of the Employment Agreement.

1.04 Resolution of Disputes

(a) Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due the Executive under this Agreement provided that the Company may obtain injunctive relief in a court of competent jurisdiction as set forth above in Section 1.03(d). All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse the Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.

(b) Notwithstanding the foregoing provisions of Section 1.05(a), following a Change in Control all reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive pursuant to this Section 1.05 shall be paid on behalf of or reimbursed to the Executive promptly by the Company; provided, however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of the Executive’s litigation assertions or defenses were in bad faith or frivolous.

1.05 The Executive and Company agree (i) that it is the intent of the parties that this Agreement and the Employment Agreement not violate any applicable provision of Section 409A of the Internal Revenue Code of 1986, as amended, and (ii) that to the extent any provisions of this Agreement or the Employment Agreement do not comply with such Section 409A the parties will make such changes as are mutually agreed upon in order to comply with Section 409A.

2.01 Effect of Agreement on Other Benefits

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

3.01 Assignability; Binding Nature

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

4.01 Amendment or Waiver

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

5.01 Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

6.01 Survivorship

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

7.01 Governing Law/Jurisdiction

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Rhode Island without reference to principles of conflict of laws and according to its meaning, and shall not be strictly construed for or against either party. Subject to Section 1.04, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for Rhode Island or (ii) any of the courts of the State of Rhode Island. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

8.01 Notices

Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	CVS Corporation One CVS Drive Woonsocket, Rhode Island 02895 Attention: Secretary

If to the Executive:	Mr. Thomas Ryan The last address on file with the Company at the time a notice is sent.

9.01 Headings

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

10.01 Counterparts

This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

/s/ THOMAS RYAN
Thomas Ryan, Executive

CVS CORPORATION

By:	/S/ W. DON CORNWELL
Name:	W. Don Cornwell
Title:	Director and Chairman of the Management Planning and Development Committee of the Board